EXHIBIT 99.1


FOR:       AMREP Corporation
           300 Alexander Park, Suite 204
           Princeton, NJ  08540

CONTACT:   Peter M. Pizza
           Vice President and Chief Financial Officer
           (609) 716-8210

               AMREP REPORTS THIRD QUARTER AND NINE MONTH RESULTS

Princeton, New Jersey, March 12 - AMREP Corporation (NYSE:AXR) today reported a net loss of $100,000, or $0.02 per share, for its fiscal 2009 third quarter ended January 31, 2009 compared to net income of $3,446,000, or $0.57 per share, for its fiscal 2008 third quarter ended January 31, 2008. For the first nine months of fiscal 2009, net income was $2,866,000, or $0.48 per share, compared to net income of $13,176,000, or $2.08 per share, in the same period of 2008. Revenues were $35,720,000 and $111,580,000 in the third quarter and first nine months of 2009 compared to $43,435,000 and $136,885,000 in the same periods last year.

Results for the first nine months of 2008 included a loss from discontinued operations of $57,000, net of tax, or $.01 per share, that reflected costs incurred in the first quarter of fiscal 2008 in connection with the settlement of all litigation related to the Company's former water utility subsidiary that were in addition to costs estimated and accrued for this matter in the fourth quarter of fiscal 2007.

Revenues from land sales at the Company's AMREP Southwest subsidiary were $521,000 and $6,594,000 for the three and nine month periods ended January 31, 2009 compared to $6,302,000 and $27,613,000 for the same periods of the prior year. AMREP Southwest continues to experience substantially lower land sales in its principal market of Rio Rancho, New Mexico due to the severe decline in the real estate market in the greater Albuquerque-metro and Rio Rancho areas that began in earlier periods. Third quarter 2009 land sales revenues were from the sale of 11 developed residential lots and 3 undeveloped residential lots to homebuilders, while in the same period of fiscal 2008 there were land sales of 26 undeveloped residential lots to homebuilders and approximately 25 acres of undeveloped land to commercial developers. The trend of declining permits for new home construction in the Rio Rancho area, as previously reported, also continues, with 32% fewer single-family residential building permits issued during calendar year 2008 than in calendar year 2007. The Company believes that this decline has been consistent with the well-publicized problems of the national home building industry and credit markets, including fewer sales of both new and existing homes, an increasing number of mortgage delinquencies and foreclosures and a tightening of mortgage availability. Faced with these adverse conditions, builders have slowed the pace of building on developed lots previously purchased from the Company in Rio Rancho and delayed or cancelled the purchase of additional developed lots. These factors have also contributed to a steep decline in the sale of undeveloped land to both builders and investors.

The average selling price of land sold by the Company in Rio Rancho in recent years has fluctuated, as the Company offers for sale developed and undeveloped land from a number of different projects, and selling prices may vary from project to project and within projects depending on location, the stage of development and other factors. The average gross profit percentage on land sales decreased from 63% in the third quarter of 2008 to 36% for the same period in

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2009,  reflecting  the fact that the 2008  third  quarter  land  sales  included approximately 25 acres of commercial property which carried a higher gross profit margin than was produced by the sale of developed residential lots in the third quarter of 2009. For the first nine months the average gross profit percentage increased from 65% in 2008 to 87% in 2009. This increase was attributable to the mix of land sold, and principally was the result of a second quarter 2009 sale of 50 acres of undeveloped land to one purchaser for $3,849,000, which contributed a gross profit of $3,825,000 (99%). As a result of
the  revenue  and  gross  profit  factors  noted,   AMREP   Southwest's   pretax
contribution decreased from income of $3,873,000 and $19,312,000 in the third quarter and first nine months of 2008 to a loss of $930,000 in the third quarter and income of $3,122,000 for the first nine months of 2009. Revenues, gross profits, average sales prices and related gross profit percentages from land sales can vary significantly from period to period as a result of many factors, including the nature and timing of specific transactions, and prior results are not necessarily a good indication of what may occur in future periods.

Revenues from the Company's Kable Media Services operations decreased from $36,458,000 for the third quarter of 2008 to $35,051,000 for the same period in 2009, a decline of 4%. For the first nine months of 2009, Kable Media's revenues of $104,328,000 were generally unchanged from $104,317,000 in the same period of 2008. The revenue decrease in the third quarter of 2009 reflected, in part, the effect of an 11% revenue decrease from reduced and lost business from Subscription Fulfillment Services. The well-publicized problems confronting the magazine publishing industry, including declining advertising revenues, lower subscription and newsstand sales and increasing costs, contributed to the decline in the revenues of Kable Media since publishing is the principal industry which Kable Media serves. In early November 2008, Kable Media acquired certain assets of a product repackaging business and a staffing service business and started operations in these new business areas. Revenues from these operations partially offset the 2009 third quarter decline in Subscription Fulfillment Services revenues. Kable Media's operating expenses increased by $382,000 and $1,087,000 for the third quarter and first nine months of 2009 compared to the same periods in 2008, primarily attributable to higher consulting and computer systems integration costs of the Subscription Fulfillment Services business, which were partly offset by lower interest expense principally due to lower interest rates in both periods of 2009. As a result of these factors, Kable Media incurred pretax losses of $305,000 and $460,000 for the three and nine month periods ended January 31, 2009 compared to pretax income of $1,059,000 and a pretax loss of $398,000 in the same periods of the prior year.

AMREP Corporation's AMREP Southwest Inc. subsidiary is a major landholder and leading developer of real estate in New Mexico, and its Kable Media Services, Inc. subsidiary distributes magazines to wholesalers and provides subscription fulfillment and related services to publishers and others.

                                      *****








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Attachment 1

                                AMREP Corporation
                                and Subsidiaries
                              Financial Highlights

                                   (Unaudited)

                                                            Three Months Ended January 31,
                                                            ------------------------------
                                                            2009                    2008
                                                            ----                    ----

Revenues                                              $  35,720,000           $   43,435,000

Net income (loss)                                     $    (100,000)          $    3,446,000

Earnings (loss) per share - Basic and Diluted         $      ( 0.02)          $         0.57

Weighted average number of common shares
outstanding                                               5,996,000                6,014,000


                                                            Nine Months Ended January 31,
                                                            -----------------------------
                                                            2009                    2008
                                                            ----                    ----
Revenues                                              $  111,580,000          $  136,885,000

Net income (loss):
 Continuing operations                                $    2,866,000          $   13,233,000
 Discontinued operations                                         -                   (57,000)
                                                      --------------          ---------------
                                                      $    2,866,000          $   13,176,000

Earnings (loss) per share - Basic and Diluted:
 Continuing operations                                $         0.48          $         2.09
 Discontinued operations                                          -                    (0.01)
                                                      --------------          ---------------
                                                      $         0.48          $         2.08

Weighted average number of common shares
outstanding                                                5,996,000                6,332,000



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Attachment 2

The Company's land sales in Rio Rancho, New Mexico were as follows (dollar amounts in thousands):


                                               2009                                          2008
                             ----------------------------------------      ------------------------------------------
                               Acres                       Revenues         Acres                          Revenues
                               Sold         Revenues       per Acre         Sold          Revenues         per Acre
                             ----------    -----------    -----------      --------      ------------    ------------
Three months ended
January 31:
 Developed
   Residential                  1.5        $      361     $      241           -         $      -        $       -
   Commercial                     -                 -              -         25.0             5,731             229
                             ----------    -----------    -----------      --------      ------------    ------------
 Total Developed                1.5               361            241         25.0             5,731             229
 Undeveloped                    2.5               160             64         24.3               571              24
                             ----------    -----------    -----------      --------      ------------    ------------
      Total                     4.0        $      521     $      130         49.3        $    6,302      $      128


Nine months ended
January 31:
 Developed
   Residential                  3.2        $      789     $      247         30.0        $    9,468      $      316
   Commercial                   1.0               126            126         38.8             8,651             223
                             ----------    -----------    -----------      --------      ------------    ------------
 Total Developed                4.2               915            218         68.8            18,119             263
 Undeveloped                  134.4             5,679             42        326.5             9,494              29
                             ----------    -----------    -----------      --------      ------------    ------------
   Total                      138.6        $    6,594     $       48        395.3        $   27,613      $       70

The Company offers for sale developed and undeveloped land in Rio Rancho from a number of different projects, and selling prices may vary from project to project and within projects depending on location, the stage of development and other factors.